Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	J. Wes Frye
Senior Vice President - Finance and Chief Financial Officer
(336) 822-5305

OLD DOMINION FREIGHT LINE DECLARES THREE-FOR-TWO STOCK SPLIT

THOMASVILLE, N.C. (November 2, 2005) — Old Dominion Freight Line, Inc. (NASDAQ: ODFL) today announced that its Board of Directors has approved a three-for-two stock split, which will be effected November 30, 2005, for shareholders as of the close of business on the record date, November 16, 2005. Shareholders will be issued a certificate representing one additional share of common stock for each two shares of common stock held on the record date by the Company’s transfer agent, American Stock Transfer and Trust Company. In lieu of fractional shares, shareholders will receive a cash payment based on the average of the high and low sales prices of the common stock on the record date. Upon completion of the split, the Company will have approximately 37,285,000 shares outstanding.

Earl E. Congdon, Chairman and Chief Executive Officer, commented, “We are pleased to declare Old Dominion’s third three-for-two stock split in the last three years. The Board’s approval of this split comes after a detailed review of the Company’s near and long-term growth strategies and reflects our confidence in the Company’s prospects for continued profitable growth. This confidence is supported by both our strong historical financial and operating performance, as well as our plans to expand annual revenues to more than $2 billion within the next five years. Through this stock split, we hope to improve the market liquidity of our stock and enhance its trading volume.”

Forward-looking statements in this news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that could cause actual events and results to be materially

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ODFL Declares Stock Split

November 2, 2005

different from those expressed or implied herein, including, but not limited to, the following: (1) the competitive environment with respect to industry capacity and pricing; (2) the negative impact of any unionization of the Company’s employees; (3) the challenges associated with executing the Company’s growth strategy; (4) the Company’s compliance with legislation requiring companies to evaluate their internal control over financial operations and reporting; (5) various economic factors such as economic recessions and downturns in customers’ business cycles and shipping requirements; (6) the availability and cost of fuel; (7) difficulty in attracting or retaining qualified drivers; (8) the Company’s exposure to claims related to cargo loss and damage, property damage, personal injury, workers’ compensation, long-term disability and group health and the cost of insurance coverage above retention levels; (9) the Company’s significant ongoing cash requirements; (10) the availability and cost of new equipment; (11) the costs of compliance with, or liability for, violation of existing or future governmental regulation; (12) seasonal trends in the industry, including the possibility of harsh weather conditions; (13) the Company’s dependence on key employees; (14) changes in the Company’s goals and strategies, which are subject to change at any time at the discretion of the Company; and (15) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

Old Dominion Freight Line, Inc. is a less-than-truckload multi-regional motor carrier providing one-to-five day service among five regions in the United States and next-day and second-day service within these regions. Through its four product groups, OD-Domestic, OD-Expedited, OD-Global and OD-Technology, the Company offers an array of innovative products and services that provide direct service to 44 states within the Southeast, South Central, Northeast, Midwest and West regions of the country, including 33 states within which it provides full-state coverage. In addition, through marketing and carrier relationships, Old Dominion provides service to and from the remaining states as well as international services around the globe.

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